Exhibit 10.3

PERFORMANCE SHARE AWARD AGREEMENT
Participant:	Gregg Lowe
Award Number:	PU ________
Award Plan:	2013 Long-Term Incentive Compensation Plan
Award Type:	Performance Shares
Grant Date:	September 27, 2017
Performance Period:	September 22, 2017 through September 26, 2020

Dear Mr. Lowe:
I am pleased to inform you that Cree, Inc. (the “Company”) has awarded 104,427 Performance Shares (the “Performance Shares”) to you effective September 27, 2017 (the “Grant Date”). The Performance Shares are subject to and governed by the terms of the Cree, Inc. 2013 Long-Term Incentive Compensation Plan (the “Plan”), the terms of the Change in Control Agreement between you and the Company dated September 22, 2017 (the “Change in Control Agreement”), and the terms of this Performance Share Award Agreement (the “Agreement”).

Subject to the terms and conditions set forth in this Agreement and the Change in Control Agreement, you are eligible to earn the Performance Shares based on the Company’s “Relative Total Shareholder Return” (as defined in Exhibit A) in terms of percentile ranking as compared to the Peer Group (as defined in Exhibit A) over the period beginning on September 22, 2017 and ending immediately prior to the third anniversary of the Grant Date (the “Vesting Date”) (such period between the Grant Date and the Vesting Date, the “Measurement Period”). The number of shares of the Company’s common stock (“Shares”) that will be issued in payment of the Performance Shares will be calculated in accordance with the schedule below:

Relative Total Shareholder Return Ranking over Measurement Period	Payout % Level
75th Percentile or Higher	150%
50th - 74th Percentile	100%
25th - 49th Percentile	50%
0 - 24th Percentile	0%

The calculation of the number of Shares to be issued will be rounded down to the nearest whole number of Shares as necessary.

You will become fully vested in the Performance Shares on the date of your death or on the effective date of the determination of your Disability (as defined below) by the Employee Benefits Committee of the Company (the “EBC”) or such other committee as may be designated by the Board of Directors of the Company or a committee thereof, however, the Performance Shares will not be settled until the Vesting Date and the number of Shares that will be issued at that time in settlement of the Performance Shares will be calculated as described above. For purposes of this Agreement, “Disability” will have the meaning given to “LTD Disability” in the Change in Control Agreement. The determination of whether or not you have a Disability will be made by the EBC in good faith in its sole discretion, and such determination shall be conclusive, final and binding upon all parties. The above definition of Disability applies in lieu of the definition of disability set out in the Plan.

Subject to the terms of the Change in Control Agreement, you must be continuously in service with the Company or any Employer or any subsidiary or affiliate of the Company through the Vesting Date in order to have a right to payment of Performance Shares, the Performance Shares will not be considered earned until the Vesting Date, and except as specified in your Change in Control Agreement, if your employment is terminated prior to the Vesting Date, you will forfeit all of the Performance Shares.

Capitalized terms defined in the Plan and used in this Agreement without definition have the meaning specified in the Plan.

This award is intended to fulfill any and all agreements, obligations or promises, whether legally binding or not, previously made by the Company or any Employer under the Plan to grant you Performance Shares in connection with your fiscal 2018 award under, and pursuant to, Section 3(c) of the Change in Control Agreement. By signing below, you accept such award, along with all prior awards received by you, in full satisfaction of any such agreement, obligation or promise.

THE TERMS AND CONDITIONS ON THE PAGES FOLLOWING THIS SIGNATURE PAGE, INCLUDING ANY APPENDIX, ARE AN INTEGRAL PART OF THIS AGREEMENT AND ARE INCORPORATED HEREIN BY THIS REFERENCE. BY SIGNING BELOW YOU ACKNOWLEDGE THAT YOU HAVE READ, UNDERSTAND AND AGREE TO BE BOUND BY SUCH TERMS AND CONDITIONS. FAILURE TO SIGN WILL RESULT IN FORFEITURE OF THE PERFORMANCE SHARES.

Date: September 27, 2017

CREE, INC.:	ACCEPTED AND AGREED TO:

Thomas H. Werner	Gregg Lowe
Compensation Committee Chairman

PERFORMANCE AWARD AGREEMENT
TERMS AND CONDITIONS

1.
Forfeiture of Performance Shares for Awards Not Timely Accepted. The grant of the Performance Shares is conditioned upon and subject to your accepting the Performance Shares by signing and delivering to the Company this Agreement, or otherwise electronically accepting the Performance Shares, no later than the first date the Performance Shares are scheduled to vest pursuant to this Agreement. In the event of your death or incapacitation prior to accepting the Performance Shares, the Company will deem the Performance Shares as being accepted. If you fail to accept the Performance Shares within the time described above, you will forfeit the Performance Shares.

2.
Payment. Subject to the terms of the Plan, the Change in Control Agreement, and this Agreement, within 30 days after the following date (except as provided otherwise in Section 18 below), the Company shall make payment to you of the vested portion of the Performance Shares on such date (if any), less any vested Performance Shares previously paid to you (if any): September 26, 2020.

The Company shall make payment to you by delivery to you (or, in the event of your death, to your estate or, if the Committee establishes a beneficiary designation procedure pursuant to Section 12 of the Plan, to any beneficiary that you have designated pursuant to such procedure) one or more certificates for a number of Shares equal to the number of vested Performance Shares payable to you on such date or in the Company's discretion may cause such Shares to be deposited in an account maintained by a broker designated by the Company.

3.	Responsibility for Taxes.

(a)
For purposes of this Agreement, “Tax-Related Items” means any or all income tax, social insurance tax, payroll tax, payment on account or other tax-related items that may be applicable to the Performance Shares by law or regulation of any governmental authority, whether federal, state or local, domestic or foreign. Regardless of any action the Company takes with respect to withholding Tax-Related Items, you acknowledge that you are ultimately responsible for all Tax-Related Items and that such Tax-Related Items may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Performance Shares, including, without limitation, the grant, vesting or payment with respect to the Performance Shares, the subsequent sale of Shares and the receipt of any dividends or dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Performance Shares to reduce or eliminate your liability for Tax-Related Items or to achieve any particular tax result. Furthermore, if you have become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, you acknowledge that the Company and/or the Employer (or former Employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)
Prior to any relevant taxable or tax withholding event, as applicable, you will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. If permissible under local law and at your election, the Company will satisfy this condition pursuant to the withholding of Shares consistent with the “Share Withholding” provisions under section 14.2 of the Plan. The Company, in its discretion, may authorize alternative arrangements, including, if permissible under local law, the Company's selling or arranging to sell Shares that you acquire under the Plan. In any event, to the extent this condition is not otherwise satisfied, you authorize the Employer to withhold all applicable Tax-

Related Items legally payable by you from your wages or other cash compensation paid to you by the Employer.

(c)
Depending upon the withholding method, the Company or the Employer may withhold or account for Tax-Related Items by considering applicable minimum or maximum statutory withholding amounts or other applicable withholding rates. In the event Tax-Related Items are over-withheld, you will receive a refund in cash for any over-withheld amounts and will have no entitlement to the Shares equivalent. If the obligation for Tax-Related Items is satisfied by withholding of Shares, you shall be deemed, for tax purposes, to have been issued the full number of Shares, notwithstanding that a number of Shares is held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan.

(d)
You shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to make payment with respect to the Performance Shares if you fail to comply with your obligations in connection with the Tax-Related Items.

4.
Transfer of Performance Shares. The Performance Shares and any rights under any Performance Share may not be assigned, pledged as collateral or otherwise transferred, except as permitted by the Plan, nor may they be subject to attachment, execution or other judicial process. In the event of any attempt to assign, pledge or otherwise dispose of a Performance Share or any rights under a Performance Share, except as permitted by the Plan, or in the event of the levy of any attachment, execution or similar judicial process upon the rights or interests conferred by a Performance Share, the Committee may in its discretion terminate a Performance Share by notice to you.

5.	Rights Prior to Vesting of Shares.

(a)
You will have no rights as a shareholder with respect to any Shares issuable under the Performance Shares, including but not limited to voting rights or rights to dividends or dividend equivalents, until such Shares have been duly issued by the Company or its transfer agent pursuant to the vesting and payment of the Performance Shares.

(b)
In the event of a change in capitalization within the meaning of Section 4.4 of the Plan, the number and class of Shares or other securities that you are entitled to pursuant to this Agreement shall be appropriately adjusted or changed as determined by the Committee to reflect the change in capitalization, provided that any such additional Shares or additional or different shares of securities shall remain subject to the restrictions in this Agreement.

6.
Termination of Service: For purposes of this Agreement, “Termination of Service” shall have the same meaning as “Termination of Employment” described in Section 9(n) of the Change in Control Agreement. Except as determined otherwise by the Committee or as provided in the Change in Control Agreement, you will not be deemed to have incurred a Termination of Service if the capacity in which you provide services to the Company changes (for example, you change from being a non-employee director to being an employee) or if you transfer employment among the various subsidiaries or affiliates of the Company constituting the Employer, so long as there is no interruption in your provision of services to the Company or other Employer as an employee or as a non-employee member of the Board of Directors of the Company. The Committee, in its discretion, will determine whether you have incurred a Termination of Service. You will not be deemed to have incurred a Termination of Service during a period for which you are on military leave, sick leave, or other leave of absence approved by the Employer.

7.
Provisions of the Plan. The provisions of the Plan are incorporated by reference in this Agreement as if set out in full in this Agreement. To the extent that any conflict may exist between any other provision of this Agreement, a provision of the Plan, and the Change in Control Agreement, the Change in Control Agreement provision shall control. All decisions of the Committee with respect to the interpretation, construction and application of the Plan or this Agreement shall be final, conclusive and binding upon you and the Company.

8
Data Privacy. By signing this Agreement, you explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement by and among, as applicable, the Employer, and the Company and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Employer holds certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Awards or any other entitlement to Shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, and that the recipient's country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any Shares of stock acquired pursuant to this Agreement. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents above, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

9.
Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Performance Shares granted under this Agreement by electronic means or to request your consent to participate in the Plan by electronic means. By signing this Agreement, you consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by Company.

10.	General. Except as provided in the Change in Control Agreement:

(a)
Nothing in this Agreement will be construed as constituting a commitment, agreement or understanding of any kind that the Employer will continue your service relationship nor to limit or restrict either party's right to terminate the service relationship.

(b)	This Agreement shall be binding upon and inure to the benefit of you and the Company and upon our respective heirs, executors, administrators, representatives, successors and permitted assigns.

(c)
Notices under this Agreement must be in writing and delivered either by hand or by certified or registered mail (return receipt requested and first-class postage prepaid), in the case of the Company, addressed to its principal executive offices to the attention of the Stock Plan Administrator, and, in your case, to your address as shown on the Employer's records.

(d)
This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina without regard to the conflict of law provisions thereof, as if made and to be performed wholly within such State. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the Performance Shares or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of North Carolina, agree that such litigation shall be conducted in the courts of Durham County, North Carolina, or the federal courts for the United States for the Middle District of North Carolina, and no other courts, where the award of the Performance Shares is made and/or to be performed.

(e)
No amendment or modification of this Agreement shall be valid unless the same is in writing and signed by you and by an authorized executive officer of the Company. If any provision of this Agreement is held to be invalid or unenforceable, such determination shall not affect the other provisions of the Agreement and the Agreement shall be construed as if the invalid or unenforceable provision were omitted and a valid and enforceable provision, as nearly comparable as possible, substituted in its place.

(f)
This Agreement, the Plan, and the Change in Control Agreement set forth all of the promises, agreements and understandings between you and Company relating to the Performance Shares evidenced by this Agreement. This Agreement supersedes any and all prior agreements or understandings, except the Change in Control Agreement, whether oral or written, with respect to the Performance Shares evidenced by this Agreement unless otherwise specified in the Agreement.

(g)
Shares issued upon settlement of the Performance Shares may be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange or trading system upon which the Common Stock is listed or traded, and any applicable federal or state laws, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.

(h)
You agree that each Performance Share evidenced by this Agreement serves as additional, valuable consideration for your obligations, if any, undertaken in any existing agreement between you and the Employer regarding confidential information, noncompetition, nonsolicitation or similar covenants.

(i)
You acknowledge, represent and warrant to the Company, and agree with the Company, that, except for information provided in the Company's filings with the Securities and Exchange Commission and in the Company's current prospectus relating to the Plan: (i) you have not relied and will not rely upon the Committee, the Company, an Employer or any employee or agent of the Company or an Employer in determining whether to accept the Performance Shares, or in connection with any disposition of Shares obtained pursuant to settlement of the

Performance Shares, or with respect to any tax consequences related to the grant of the Performance Shares or the disposition of Shares obtained pursuant to settlement of the Performance Shares; and (ii) you will seek from your own professional advisors such investment, tax and other advice as you believe necessary.

(j)
You acknowledge that you may incur a substantial tax liability as a result of the Performance Shares. You assume full responsibility for all such consequences and the filing of all tax returns and related elections you may be required or find desirable to file. If you are required to make any valuation of Performance Shares or Shares obtained pursuant to settlement of Performance Shares under any federal, state or other applicable tax law, and if the valuation affects any tax return or election of the Company or the Employer or affects the Company's financial statement reporting, you agree that the Company may determine the value and that you will observe any determination so made by the Company in all tax returns and elections filed by you.

(k)	You acknowledge that copies of the Plan and Plan prospectus are available upon written or telephonic request to the Company’s Stock Plan Administrator.

11.
Severability. The provisions of this Agreement are severable and if any one of more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

12.	Nature of Grant. In accepting this grant, you acknowledge, understand and agree that, except as provided in the Change in Control Agreement:

(a)
the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, unless expressly provided otherwise in the Plan or the Agreement;

(b)
the grant of the Performance Shares is voluntary and does not create any contractual or other right to receive future grants of Performance Shares, or benefits in lieu of Performance Shares, even if Performance Shares have been granted repeatedly in the past;

(c)	all decisions with respect to future grants of Performance Shares, if any, will be at the sole discretion of the Company;

(d)	your participation in the Plan is voluntary;

(e)
your participation in the Plan will not create a right to employment with the Company or the Employer and will not interfere with the ability of the Company, the Employer or any subsidiary or affiliate to terminate your employment or service relationship at any time;

(f)
if you are employed by a non-U.S. entity and provide services outside the U.S., the Performance Shares are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to your Employer, and they are outside the scope of your employment or service contract, if any, with your Employer;

(g)	the grant of the Performance Shares is not intended to replace any pension rights or compensation;

(h)	the grant of the Performance Shares is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation,

termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(i)
the grant of the Performance Shares and your participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company, the Employer or any subsidiary or affiliate of the Company;

(j)	the future value of the Performance Shares is unknown and cannot be predicted with certainty;

(k)
no claim or entitlement to compensation or damages shall arise from forfeiture of the Performance Shares resulting from termination of your employment or service relationship by the Company or the Employer (for any reason whatsoever and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and, in consideration of the grant of the Performance Shares, to which you otherwise are not entitled, you irrevocably agree, if applicable, to execute the Release, as defined in the Change in Control Agreement;

(l)	the grant of the Performance Shares and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, takeover, or transfer of liability;

(m)
neither the Company, the Employer nor any subsidiary or affiliate of the Company shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Performance Shares or of any payments due to you pursuant to the subsequent sale of any Shares acquired upon the vesting of the Performance Shares; and

(n)
this award and any other award(s) granted under the Plan on the Grant Date are intended to fulfill any and all agreements, obligations or promises, whether legally binding or not, previously made by the Company or another Employer under the Plan to grant you the Performance Shares or other rights to common stock of the Company. By signing this Agreement, you accept such awards, along with all prior awards received by you, in full satisfaction of any such agreement, obligation or promise.

13.
No Advice Regarding Grant. The Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendations regarding your participation in the Plan or sale of Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

14.
Compliance with Law. Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Performance Shares or Shares, as applicable, the Company shall not be required to deliver the Performance Shares or any of the underlying Shares prior to the completion of any registration or qualification of the Shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. You understand that the Company is under no obligation to register or qualify the Performance Shares or any of the underlying Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance of the Performance Shares and Shares. Further, you agree that the Company shall have unilateral authority to amend the Plan and the Agreement without your consent to the extent necessary to comply with securities or other laws applicable to issuance of shares.

15.
Waiver. You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other participant.

16.
Appendix. Notwithstanding any provisions in this Agreement, the Performance Shares shall be subject to any special terms and conditions set forth in any Appendix attached to this Agreement for your country to the extent that the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or to facilitate the administration of the Plan. Moreover, if you relocate to or from one of the countries included in any such Appendix, the special terms and conditions for the country you are moving from and/or the country you are moving to will apply to you to the extent that the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or to facilitate the administration of the Plan. If included, any such Appendix is incorporated in and constitutes part of this Agreement.

17.
Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the Performance Shares and on any Shares acquired under the Plan, provided such requirements do not conflict with the Change in Control Agreement, to the extent that the Company determines it is necessary or advisable in order to comply with local law or to facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

18.
Section 409A. The Performance Shares are is intended to qualify for the “short-term deferral” exemption from Section 409A of the Code, and the provisions of this Agreement between you and the Company will be interpreted, operated and administered in a manner consistent with these intentions. The right to payment triggered by each installment vesting date or vesting event pursuant to this Agreement is intended to be a right to a separate payment for purposes of Section 409A of the Code. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, without your consent, to unilaterally amend or modify the Plan and/or this Agreement to ensure that the Performance Shares qualify for exemption from or comply with Section 409A of the Code; provided, however, that the Company makes no representations that the Performance Shares will be exempt from Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to the Performance Shares. With respect to any amounts payable under this Agreement that are subject to Section 409A of the Code, (i) it is intended, and this Agreement will be so construed, that such amounts and the Company’s and your exercise of authority or discretion hereunder shall comply with the provisions of Section 409A of the Code so as not to subject you to the payment of interest and additional tax that may be imposed under Section 409A of the Code; (ii) any provisions of this Agreement that provide for payment of compensation triggered by your termination of employment other than on account of your death shall be deemed to provide for payment that is triggered only by your “separation from service” within the meaning of Treasury Regulation Section §1.409A-1(h) (a “Section 409A Separation from Service”), (iii) if you are a “specified employee” within the meaning of Treasury Regulation Section §1.409A-1(i) on the date of your Section 409A Separation from Service (with such status determined by the Company in accordance with rules established by the Company in writing in advance of the “specified employee identification date” that relates to the date of such Section 409A Separation from Service or in the absence of such rules established by the Company, under the default rules for identifying specified employees under Treasury Regulation Section 1.409A-1(i)), such compensation triggered by such Section 409A Separation from Service shall be paid to you six months following the date of such

Section 409A Separation from Service (provided, however, that if you die after the date of such Section 409A Separation from Service, this six month delay shall not apply from and after the date of your death), and (iv) to the extent necessary to comply with Section 409A of the Code, the definition of change in control that applies under Section 409A of the Code shall apply under this Agreement to the extent that it is more restrictive than the definition of change in control that would otherwise apply. The Company will have no liability to you or to any other party if the Performance Shares, the vesting of the Performance Shares, delivery of Shares in payment of the Performance Shares or any other event hereunder that is intended to be exempt from or compliant with Section 409A of the Code, is not so exempt or compliant, or for any action taken by the Company with respect thereto.

EXHIBIT A
CALCULATION OF RELATIVE TOTAL SHAREHOLDER RETURN

•
“Relative Total Shareholder Return” means the Company’s TSR relative to the TSR of the Peer Companies. Relative Total Shareholder Return will be determined by ranking the Company and the Peer Companies from highest to lowest according to their respective TSRs. After this ranking, the percentile performance of the Company relative to the Peer Companies will be determined as follows:

Where:    “P” represents the percentile performance which will be rounded, if necessary, to the nearest whole percentile by application of regular rounding.
“N” represents the remaining number of Peer Companies, plus the Company.
“R” represents Company’s ranking among the Peer Companies.
Example: If there are 24 Peer Companies, and the Company ranked 7th, the performance would be at the 75th percentile: .75 = 1 - ((7-1)/(25-1)).
Relative Total Shareholder Return shall be calculated by the Compensation Committee of the Board of Directors of the Company based on the terms set forth in this Exhibit A and in the Compensation Committee’s sole and absolute discretion.

•
“TSR” means, for each of the Company and the Peer Companies, the company’s total shareholder return, expressed as a percentage, which will be calculated by dividing (i) the Closing Average Share Value by (ii) the Opening Average Share Value and subtracting one from the quotient.

•
“Opening Average Share Value” means the average, over the trading days in the Opening Average Period, of the closing price of a company’s stock multiplied by the Accumulated Shares for each trading day during the Opening Average Period.

•	“Opening Average Period” means the 30 trading days ending on the last trading day immediately preceding September 25, 2017.

•
“Accumulated Shares” means, for a given trading day, the sum of (i) one (1) share and (ii) a cumulative number of shares of the company’s common stock purchased with dividends declared on a company’s common stock, assuming same day reinvestment of the dividends in the common stock of a company at the closing price on the ex-dividend date, for ex-dividend dates during the Opening Average Period or between the Grant Date and the Vesting Date, as applicable.

•
“Closing Average Share Value” means the average, over the trading days in the Closing Average Period, of the closing price of the company’s stock multiplied by the Accumulated Shares for each trading day during the Closing Average Period.

•	“Closing Average Period” means the 30 trading days immediately preceding the Vesting Date.

•	“Peer Companies” means the companies included in the NASDAQ Composite Index filtered by the Semiconductor, Semiconductor Equipment, and Electronics Equipment, Instruments and Components Sectors.

•	For purposes of calculating TSR, the value of any Peer Company shares traded on a foreign exchange will be converted to US dollars.